UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934


RLJ Lodging Trust
(Name of Issuer)

Common Stock
(Title of Class of Securities)

74965L101
(CUSIP Number)


Check the appropriate box to designate the rule pursuant
to which this Schedule is filed:
*	Rule 13d-1(b)
	Rule 13d-1(c)
	Rule 13d-1(d)



Page 1 of 8 Pages


1
NAME OF REPORTING PERSON:
LaSalle Investment Management Securities, LLC

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

Not applicable


3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

330,544

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER
6,622,510


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,953,054

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.59%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!



Item 1.
     	(a)	Name of Issuer
     		RLJ Lodging Trust

	(b)	Address of Issuer's Principal Executive Offices
		3 Bethesda Metro Center, Suite 1000
		Bethesda, MD 20814

Item 2.
     LaSalle Investment Management, Inc. provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management Securities, LLC

	(b)	Address of Principal Business Office or, if none,
Residence
		100 East Pratt Street
		Baltimore, MD 21202

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		74965L101

	Item 3.		If this statement is filed
pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
      (a)		Broker or Dealer registered under Section 15 of the
Act
      (b)		Bank as defined in Section 3(a)(6) of the Act
      (c)		Insurance Company as defined in Section 3(a)(19) of
the Act
(d)		Investment Company registered under Section 8 of
the Investment Company Act
(e)	*	Investment Adviser registered under Section 203 of
the Investment Advisers Act of 1940
(f)		Employee Benefit Plan, Pension Fund which is
subject to the provisions of the Employee
Retirement Income Security Act of 1974 or Endowment
Fund; see ?240.13d-1(b)(1)(ii)(F)
(g)		Parent Holding Company, in accordance with
?240.13d-1(b)(ii)(G) (Note:  See Item 7)
(h)		A savings association as defined in section 3(b) of
the Federal Deposit Insurance Act
(i)		A church plan that is excluded from the definition
of an investment company under section 3(c)(14) of
the Investment Company Act of 1940
(j)		Group, in accordance with 240.13d-1(b)-1(ii)(J)


Item 4.	Ownership
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount Beneficially Owned
      	6,953,054

	(b)	Percent of Class
      	5.59%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		330,544

		(ii)	shared power to vote or to direct the vote
      		0

		(iii)	sole power to dispose or to direct
the disposition of
      		6,622,510

		(iv)	shared power to dispose or to direct the
disposition of
      		0
Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


Item 6.	Ownership of More than Five Percent on Behalf of
Another Person

      	Not applicable.

Item 7.	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the
Parent Holding Company

      	Not applicable.

Item 8.	Identification and Classification of Members of the
Group

      	Not applicable.

Item 9.	Notice of Dissolution of Group

      	Not applicable.

Item 10.	Certification
     	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Dated:	February 10, 2017

LASALLE INVESTMENT MANAGEMENT
SECURITIES, LLC


By:/s/ Chaim Preiser
Name:	Chaim Preiser
Title:	Compliance Analyst


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